Results of October 5, 2000 shareholder meeting
(Unaudited)



A meeting of shareholders of the fund was held on October 5, 2000. At the meeting, each of the nominees for Trustees was elected, as follows:
                              Common Shares
                                        Votes
                              Votes for      withheld
Jameson Adkins Baxter              4,330,090      41,961
Hans H. Estin                 4,328,648      43,403
R.J. Jackson                  4,329,090      42,961
Paul L. Joskow                     4,330,890      41,161
Elizabeth T. Kennan                4,326,990      45,061
Lawrence J. Lasser                 4,330,890      41,161
John H. Mullin III                 4,329,090      42,961
George Putnam, III                 4,330,190      41,861
A.J.C. Smith                       4,328,548      43,503
W. Thomas Stephens            4,330,890      41,161
W. Nicholas Thorndike              4,330,348      41,703

                              Preferred Shares
                                        Votes
                              Votes for      withheld
John A. Hill                       320       0
Robert E. Patterson                320       0


A proposal to ratify the selection of PricewaterhouseCoopers
LLP as the independent auditors of your fund was approved as follows:
4,319,227 votes for, and 10,428 votes against, with 42,396 abstentions.


All tabulations are rounded to nearest whole number.
20